Exhibit 99.1

Helen of Troy Limited Reports First Quarter Fiscal 2023 Results

Consolidated Net Sales Decline of 6.1%
Core Net Sales Decline of 2.5% From Fiscal 2022; Growth of 43.7% From Fiscal 2020
GAAP Diluted EPS of $1.02; Core Adjusted Diluted EPS of $2.41
Core Adjusted Diluted EPS Decline of 27.2% From Fiscal 2022; Growth of 23.6% From Fiscal 2020

Updates Fiscal 2023 Net Sales and Diluted EPS Outlook:
Consolidated Net Sales to $2.150-$2.200 Billion
Consolidated Diluted EPS to $6.51-$7.11; Consolidated Adjusted Diluted EPS to $9.85-$10.35

El Paso, Texas, July 7, 2022 — Helen of Troy Limited (NASDAQ: HELE), designer, developer and worldwide marketer of consumer brand-name home, outdoor, health, wellness, and beauty products, today reported results for the three-month period ended May 31, 2022.

Executive Summary – First Quarter of Fiscal 2023 Compared to Fiscal 2022, Fiscal 2021 and Fiscal 2020

•Consolidated net sales revenue was $508.1 million, a decrease of 6.1% from fiscal 2022, an increase of 20.7% from fiscal 2021, and an increase of 35.0% from fiscal 2020

•Core business net sales decrease of 2.5% from fiscal 2022, an increase of 27.2% from fiscal 2021, and an increase of 43.7% from fiscal 2020

•GAAP diluted EPS of $1.02, compared to $2.31 for the same period last year, $2.37 for fiscal 2021, and $1.61 for fiscal 2020

•Non-GAAP Core adjusted diluted EPS of $2.41, a decrease of 27.2% from fiscal 2022, a decrease of 0.8% from fiscal 2021, and an increase of 23.6% from fiscal 2020

•Non-GAAP adjusted diluted EPS of $2.41, a decrease of 30.7% from fiscal 2022, a decrease of 4.7% from fiscal 2021, and an increase of 23.6% from fiscal 2020

Julien R. Mininberg, Chief Executive Officer, stated: “Our first quarter results were stronger than expected, with consolidated sales and adjusted EPS both ahead of our outlook. The sales comparison is our toughest quarterly compare of the year and represents strong growth over our pre-covid base of fiscal 2020. Osprey and Curlsmith performed well and in line with our expectations. As noted in our April earnings call, we did see consumer buying patterns begin to change in the quarter, resulting in a slowdown in demand in some categories, partially offset by retailer orders intended to replenish prior consumption and/or raise holdings in anticipation of price increases.”

“Since our April earnings release, the macroeconomic outlook has changed significantly as consumers shift their buying patterns and adapt to a number of factors including the impact of inflation and interest rates rising more rapidly than expected. In response, many of our major retail customers announced actions to rebalance their inventory stemming from rapid revisions to their sales forecasts. We have lowered our sales and EPS outlooks for fiscal 2023, reflecting our current assessment of the impact of these new headwinds on our business. The midpoint of our outlook implies approximately 50% core revenue growth and approximately 40% core adjusted diluted EPS growth since the beginning of Phase II.”

Mr. Mininberg continued: “Consistent with our track record of adapting quickly to changing consumer preferences and highly dynamic operating environments, we are planning several new initiatives designed to reduce the total cost structure of the Company and unlock new efficiencies. While we are taking immediate action, we expect the majority of the benefits of these plans to fall into fiscal 2024 and are working hard to finish Phase II with momentum. We expect our efficiency initiatives to feed our flywheel and set us up to capitalize on long-term growth opportunities for further value creation in Phase III.”

	Three Months Ended May 31,
(in thousands) (unaudited)	Home & Outdoor	Health & Wellness	Beauty	Total
Fiscal 2022 sales revenue, net	$193,644	$204,096	$143,483	$541,223
Organic business (1)	(8,604)	(34,379)	(41,124)	(84,107)
Impact of foreign currency	(2,024)	(776)	(731)	(3,531)
Acquisition (2)	51,247	—	3,246	54,493
Change in sales revenue, net	40,619	(35,155)	(38,609)	(33,145)
Fiscal 2023 sales revenue, net	$234,263	$168,941	$104,874	$508,078

Total net sales revenue growth (decline)	21.0%	(17.2)%	(26.9)%	(6.1)%
Organic business	(4.4)%	(16.8)%	(28.7)%	(15.5)%
Impact of foreign currency	(1.0)%	(0.4)%	(0.5)%	(0.7)%
Acquisition	26.5%	—%	2.3%	10.1%

Operating margin (GAAP)
Fiscal 2023	12.7%	(3.6)%	9.8%	6.7%
Fiscal 2022	14.0%	5.5%	18.4%	12.0%
Adjusted operating margin (non-GAAP)
Fiscal 2023	16.1%	7.0%	18.9%	13.6%
Fiscal 2022	17.2%	14.6%	22.3%	17.5%

	Three Months Ended May 31,				% Change
(in thousands, except per share data) (unaudited)	2022	2021	2020	2019	FY23/FY22	FY23/FY21	FY23/FY20
Consolidated net sales revenue	$508,078	$541,223	$420,835	$376,335	(6.1)%	20.7%	35.0%
Core business net sales revenue (3)	508,078	521,104	399,519	353,576	(2.5)%	27.2%	43.7%
Leadership Brand net sales revenue (4)	435,158	429,056	349,030	301,559	1.4%	24.7%	44.3%
Online channel net sales revenue (5)	112,298	121,333	116,530	87,626	(7.4)%	(3.6)%	28.2%

Consolidated Diluted EPS	$1.02	$2.31	$2.37	$1.61	(55.8)%	(57.0)%	(36.6)%
Consolidated Adjusted Diluted EPS (non-GAAP) (6)	2.41	3.48	2.53	2.06	(30.7)%	(4.7)%	17.0%
Core Adjusted Diluted EPS (non-GAAP) (3) (6)	2.41	3.31	2.43	1.95	(27.2)%	(0.8)%	23.6%

During the fourth quarter of fiscal 2020, the Company committed to a plan to divest certain assets within its Beauty segment's mass channel personal care business (“Personal Care”). On June 7, 2021, the Company completed the sale of its North America Personal Care business and on March 25, 2022, the Company completed the sale of the Latin America and Caribbean Personal Care business. The Company defines Core business as strategic business that it expects to be an ongoing part of its operations, and Non-Core business as business or net assets (including net assets held for sale) that it expects to divest within a year of its designation as Non-Core. Accordingly, sales from the Personal Care business were included in Non-Core business for all historical periods presented. Subsequent to these dispositions, the Company no longer has any results of operations from Non-Core business or any assets or liabilities classified as held for sale as of the end of its first quarter of fiscal 2023.

	Three Months Ended May 31,
(in thousands) (unaudited)	Home & Outdoor	Health & Wellness	Beauty	Total
Fiscal 2022 sales revenue, net	$193,644	$204,096	$143,483	$541,223
Core business (3)	40,619	(35,155)	(18,490)	(13,026)
Non-Core business (Personal Care) (3)	—	—	(20,119)	(20,119)
Change in sales revenue, net	40,619	(35,155)	(38,609)	(33,145)
Fiscal 2023 sales revenue, net	$234,263	$168,941	$104,874	$508,078

Total net sales revenue growth (decline)	21.0%	(17.2)%	(26.9)%	(6.1)%
Core business	21.0%	(17.2)%	(12.9)%	(2.4)%
Non-Core business (Personal Care)	—%	—%	(14.0)%	(3.7)%

Consolidated Results - First Quarter Fiscal 2023 Compared to First Quarter Fiscal 2022

•Consolidated net sales revenue decreased $33.1 million, or 6.1%, to $508.1 million compared to $541.2 million. The decline was driven by a decrease from Organic business of $84.1 million, or 15.5%. The Organic business decrease primarily reflects a net sales revenue decline of $20.1 million in Non-Core business due to the sale of the Personal Care business, and the unfavorable comparative impacts of approximately $20 million from retailers that accelerated orders into the fourth quarter of fiscal 2022 and approximately $15 million from orders that were not able to be shipped at the end of the fourth quarter of fiscal 2021 due to the impact of the late-February winter storm in the U.S. (“Winter Storm Uri”) that were shipped in the first quarter of fiscal 2022. Additionally, sales decreased in the Health & Wellness segment as a result of stronger COVID-19 driven demand for healthcare and healthy living products, primarily in thermometry and air filtration, in the comparative prior year period, and in the Beauty segment hair appliances category and home-related categories in the Home & Outdoor segment due to lower consumer demand and shifts in consumer spending patterns. These factors were partially offset by stronger consumer demand for outdoor-related products in the Home & Outdoor segment, higher seasonal category sales in the Health & Wellness segment, higher prestige market personal care category sales in the Beauty segment, and the impact of customer price increases related to rising freight and product costs. The Organic business decline was partially offset by growth from the acquisitions of Osprey Packs, Inc. (“Osprey”) and Recipe Products Ltd.(“Curlsmith”) which contributed $51.2 million and $3.2 million, respectively, or 10.1%, to consolidated net sales revenue.

•Consolidated gross profit margin increased 0.8 percentage points to 41.6%, compared to 40.8%. The increase in consolidated gross profit margin was primarily due to a favorable mix of more Home & Outdoor sales within consolidated net sales revenue, lower inventory obsolescence expense, a decrease in EPA compliance costs recognized in cost of goods sold in the Health & Wellness segment, and a more favorable product mix within the Beauty segment. These factors were partially offset by the net dilutive impact of inflationary costs and related customer price increases, and the unfavorable impact of less Beauty segment sales within consolidated net sales revenue.

•Consolidated selling, general and administrative expense (“SG&A”) ratio increased 6.1 percentage points to 34.9%, compared to 28.8%. The increase in the consolidated SG&A ratio was primarily due to higher personnel expense, increased marketing expense, higher distribution expense, an increase in share-based compensation expense, higher acquisition-related expense in connection with the Osprey and Curlsmith transactions, EPA compliance costs, increased amortization expense, and the unfavorable leverage impact of the decrease in net sales. These factors were partially offset by the favorable leverage impact of customer price increases related to inflationary costs, reduced annual incentive compensation expense, a decrease in outbound freight costs, and the gain on the sale of the Latin America and Caribbean Personal Care business.

•Consolidated operating income was $33.9 million, or 6.7% of net sales revenue, compared to $64.8 million, or 12.0% of net sales revenue. The 5.3 percentage point decrease in consolidated operating margin was primarily due to the increase in the SG&A ratio.

•Interest expense was $4.4 million, compared to $3.0 million. The increase in interest expense was primarily due to higher average levels of debt outstanding, including borrowings to fund the acquisitions of Osprey and Curlsmith as well as construction of a new distribution center, and higher average interest rates.

•Income tax expense as a percentage of income before income tax was 17.0% compared to 8.0%, primarily due to lower forecasted annual income before income taxes, shifts in the mix of income in various tax jurisdictions, and an increase in tax expense for discrete items.

•Net income was $24.6 million, compared to $57.0 million. Diluted EPS was $1.02 compared to $2.31. Diluted EPS decreased primarily due to an operating loss in the Health & Wellness segment, lower operating income in the Beauty segment, and higher interest expense. These factors were partially offset by higher operating income in the Home & Outdoor segment and lower weighted average diluted shares outstanding.

•Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) decreased 25.1% to $75.5 million compared to $100.8 million.

On an adjusted basis for the first quarters of fiscal 2023 and 2022, excluding acquisition-related expenses, EPA compliance costs, restructuring charges, amortization of intangible assets, and non-cash share-based compensation, as applicable:

•Adjusted operating income decreased $25.6 million, or 27.0%, to $69.3 million, or 13.6% of net sales revenue, compared to $95.0 million, or 17.5% of net sales revenue. The 3.9 percentage point decrease in adjusted operating margin is primarily driven by increased personnel expense, higher marketing expense, higher distribution expense, a less favorable product mix within the Home & Outdoor segment due to the acquisition of Osprey, the unfavorable impact of less Beauty segment sales within consolidated net sales revenue, the net dilutive impact of inflationary costs and related customer price increases, and unfavorable operating leverage. These factors were partially offset by a favorable mix of more Home & Outdoor sales within consolidated net sales revenue, lower inventory obsolescence expense, reduced annual incentive compensation expense, a decrease in outbound freight costs, and a more favorable product mix within the Beauty segment.

•Adjusted income decreased $27.6 million, or 32.2%, to $58.2 million, compared to $85.8 million for the same period last year. Adjusted diluted EPS decreased 30.7% to $2.41 compared to $3.48. The decrease in adjusted diluted EPS was primarily due to an operating loss in the Health & Wellness segment, lower operating income in the Beauty segment, and higher interest expense. These factors were partially offset by higher operating income in the Home & Outdoor segment and lower weighted average diluted shares outstanding.

Segment Results - First Quarter Fiscal 2023 Compared to First Quarter Fiscal 2022

Home & Outdoor net sales revenue increased $40.6 million, or 21.0%, to $234.3 million, compared to $193.6 million, primarily due to contribution from the acquisition of Osprey of $51.2 million, or 26.5%, to segment net sales revenue growth. This growth comes on top of a 37.7% increase in the prior year.

Growth in the quarter was partially offset by a decrease from Organic business of $8.6 million, or 4.4%, primarily due to declines in home-related category sales primarily due to lower consumer demand driven by shifts in consumer spending patterns and the unfavorable comparative impacts of retailers that accelerated orders into the fourth quarter of fiscal 2022 and orders that were not able to be shipped at the end of the fourth quarter of fiscal 2021 due to the impact of Winter Storm Uri that were shipped in the first quarter of fiscal 2022. These factors were partially offset by stronger consumer demand for outdoor-related products, higher sales in the closeout channel, and the impact of customer price increases related to rising freight and product costs. Operating income was $29.8 million, or 12.7% of segment net sales revenue, compared to $27.1 million, or 14.0% of segment net sales revenue. The 1.3 percentage point decrease in segment operating margin was primarily due to the impact of the acquisition of Osprey, which has a lower operating margin than the rest of the Home & Outdoor segment, increased personnel expense, an increase in share-based compensation expense and the net dilutive impact of inflationary costs and related customer price increases. These factors were partially offset by favorable operating leverage, lower royalty expense, and reduced annual incentive compensation expense. Adjusted operating income increased 13.3% to $37.6 million, or 16.1% of segment net sales revenue, compared to $33.2 million, or 17.2% of segment net sales revenue.

Health & Wellness net sales revenue decreased $35.2 million, or 17.2%, to $168.9 million, compared to $204.1 million. The decline was driven by a decrease from Organic business of $34.4 million, or 16.8%, primarily due to a decrease in sales due to stronger COVID-19 driven demand for healthcare and healthy living products, primarily in thermometry and air filtration, in the comparative prior year period, and the unfavorable comparative impact of orders that were not able to be shipped at the end of the fourth quarter of fiscal 2021 due to the impact of Winter Storm Uri that were shipped in the first quarter of fiscal 2022. These factors were partially offset by an increase in seasonal category sales and the impact of customer price increases related to rising freight and product costs. Operating loss was $6.1 million, or (3.6)% of segment net sales revenue, compared to operating income of $11.2 million, or 5.5% of segment net sales revenue. The 9.1 percentage point decrease in segment operating margin was primarily due to unfavorable operating leverage, higher distribution expense, a less favorable product mix, higher marketing expense, an increase in share-based compensation expense, the unfavorable comparative impact of tariff exclusion refunds received in the prior year period, and an increase in legal fees. These factors were partially offset by the net impact of inflationary costs and related customer price increases, a decrease in EPA compliance costs, reduced outbound freight costs, lower inventory obsolescence expense, and decreased annual incentive compensation expense. Adjusted operating income decreased 60.1% to $11.9 million, or 7.0% of segment net sales revenue, compared to $29.8 million, or 14.6% of segment net sales revenue.

Beauty net sales revenue decreased $38.6 million, or 26.9%, to $104.9 million, compared to $143.5 million. This decline compares to 78.8% growth in the prior year. The decline was driven by a decrease from Organic business of $41.1 million, or 28.7%. The Organic business decrease primarily reflects a decline in Non-Core business net sales revenue due to the sale of the Personal Care business, the unfavorable comparative impacts of retailers that accelerated orders into the fourth quarter of fiscal 2022 and orders that were not able to be shipped at the end of the fourth quarter of fiscal 2021 due to the impact of Winter Storm Uri that were shipped in the first quarter of fiscal 2022, reduced hair appliances category sales due to lower consumer demand and shifts in consumer spending patterns, and the unfavorable impact of not being able to ship certain products on a timely basis related to damage to a third party storage facility caused by a severe weather event in March 2022. These factors were partially offset by higher prestige market personal care category sales. The Organic business decline was partially offset by growth from the acquisition of Curlsmith of $3.2 million, or 2.3%, to segment net sales revenue. Operating income was $10.3 million, or 9.8% of segment net sales revenue, compared to $26.4 million, or 18.4% of segment net sales revenue. The 8.6 percentage point decrease in segment operating margin was primarily due to unfavorable operating leverage, increased personnel expense, an increase in marketing expense, higher acquisition-related expense, higher share-based compensation expense, and the net dilutive impact of inflationary costs and related customer price increases. These factors were partially offset by lower inventory obsolescence expense, decreased annual incentive compensation expense, lower outbound freight costs, a more favorable product mix, and reduced royalty expense. Adjusted operating income decreased 38.0% to $19.8 million, or 18.9% of segment net sales revenue, compared to $31.9 million, or 22.3% of segment net sales revenue.

Balance Sheet and Cash Flow Highlights - First Quarter Fiscal 2023 Compared to First Quarter Fiscal 2022

•Cash and cash equivalents totaled $49.3 million, compared to $37.4 million.

•Accounts receivable turnover was 67.6 days, compared to 63.5 days.

•Inventory was $613.6 million, compared to $540.1 million. Trailing twelve-month inventory turnover was 2.1 times, compared to 3.0 times.

•Total short- and long-term debt was $1,105.6 million, compared to $511.0 million, primarily due to the acquisitions of Osprey and Curlsmith as well as investments in construction of a new distribution center.

•Net cash used by operating activities for the first three months of the fiscal year was $38.4 million, compared to $63.4 million for the same period last year.

•Net cash used by investing activities of $222.5 million included investments to acquire Curlsmith for $149.7 million and capital asset expenditures of $70.2 million for construction of a new distribution center for the Home & Outdoor segment.

Updated Fiscal 2023 Annual Outlook

Due to the sale of the Personal Care business, the Company is not currently expecting any material activity related to Non-Core business in fiscal 2023. Therefore, the amounts included in its updated outlook for fiscal 2023 will be shown on a consolidated basis. However, due to the fact that the fiscal 2022 results include material activity related to Non-Core business, the year-over-year growth rates on a consolidated and Core business basis will be different. Where appropriate, the information provided in the outlook will reflect growth rates on both a consolidated and Core business basis. The Company believes that Core business growth is the most relevant basis as it provides the best comparability between historical and future periods.

The Company now expects consolidated net sales revenue in the range of $2.15 billion to $2.20 billion, which implies a decline of 3.3% to 1.0%, and a Core business decline of 1.8% to growth of 0.5%.

The Company’s updated fiscal year net sales outlook reflects the following expectations by segment:
•Home & Outdoor net sales growth of 9.0% to 11.0%; including net sales from Osprey of $180 million to $185 million;
•Health & Wellness net sales decline of 10.0% to 8.0%; and
•Beauty Core business net sales decline of 7.0% to 5.0%; including net sales from Curlsmith of $30 million to $35 million.

The Company now expects consolidated GAAP diluted EPS of $6.51 to $7.11 and consolidated non-GAAP adjusted diluted EPS in the range of $9.85 to $10.35, which implies a decrease in consolidated adjusted diluted EPS in the range of 20.3% to 16.3%, and a decrease in Core adjusted diluted EPS in the range of 19.2% to 15.1%. This includes adjusted diluted EPS contribution from Osprey of approximately $0.40 to $0.45, and $0.15 to $0.20 from Curlsmith.

The Company’s updated consolidated net sales and EPS outlooks reflect the following assumptions:
•the assumption that the severity of the cough/cold/flu season will be in line with pre-COVID historical averages;
•June 2022 foreign currency exchange rates will remain constant for the remainder of the fiscal year;
•the estimated net favorable impact to net sales of approximately $10 million and adjusted diluted EPS of approximately $0.10 related to the EPA matter;
•estimated incremental after-tax inflationary cost pressures in the range of $60 million to $65 million, or approximately $2.50 to $2.70 of adjusted diluted EPS;
•expected interest expense in the range of $45 million to $47 million due to the current assumption that the Federal Open Market Committee will increase interest rates by 350 basis points during calendar year 2022;
•a reported consolidated GAAP effective tax rate range of 15.5% to 16.5% for the full fiscal year 2023 and a consolidated adjusted effective tax rate range of 12.6% to 13.6%; and
•an estimated weighted average diluted shares outstanding of 24.2 million.

The Company now expects capital and intangible asset expenditures of $180 million to $200 million for the full fiscal year 2023 including expected expenditures of $155 million to $170 million related to the construction of a previously announced new distribution facility that is expected to be completed by the end of fiscal 2023.

Due to the current dynamic market conditions and unique factors effecting the comparability to the prior year base, the Company is providing additional quarterly context for its current expectation of the net sales revenue and adjusted diluted EPS outlook. With regard to quarterly cadence of the consolidated net sales outlook for the fiscal year, the Company now expects:
•low double-digit growth in the second quarter due to the second quarter of fiscal 2022 having the largest adverse impact from the EPA matter;
•approximately flat sales growth in the third quarter; and
•a low double-digit sales decline in the fourth quarter due to the high base of the fourth quarter of fiscal 2022, which includes approximately two months of sales from the Osprey acquisition.

With regard to quarterly cadence of the consolidated adjusted diluted EPS outlook for the fiscal year, the Company now expects:
•a mid-teen decline in the second quarter primarily due to lower adjusted operating margin and higher interest expense;
•a low double-digit decline in the third quarter primarily due to higher interest expense and a higher adjusted effective tax rate; and
•a mid-single digit decline in the fourth quarter primarily due to lower net sales, higher interest expense, and a higher adjusted effective tax rate.

The likelihood and potential impact of any fiscal 2023 acquisitions and divestitures, future asset impairment charges, future foreign currency fluctuations, additional interest rate increases, material long-term distribution losses and/or customer returns that may arise related to the EPA matter, or further share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in the Company’s updated outlook.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today’s earnings release. The teleconference begins at 9:00 a.m. Eastern Time today, Thursday, July 7, 2022. Institutional investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live on the Events & Presentations page at: http://investor.helenoftroy.com/. A telephone replay of this call will be available at

12:00 p.m. Eastern Time on July 7, 2022 until 11:59 p.m. Eastern Time on July 14, 2022 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13730598. A replay of the webcast will remain available on the website for one year.

Non-GAAP Financial Measures

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”). To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP such as Adjusted Operating Income, Adjusted Operating Margin, Adjusted Effective Tax Rate, Core Adjusted Effective Tax Rate, Adjusted Income, Adjusted Diluted Earnings per Share (“EPS”), Core and Non-Core Adjusted Diluted EPS, EBITDA, Adjusted EBITDA, and Free Cash Flow, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based measures presented in the Company’s condensed consolidated statements of income and cash flows. For additional information see Note 6 to the accompanying tables to this press release.

About Helen of Troy Limited

Helen of Troy Limited (NASDAQ: HELE) is a leading global consumer products company offering creative products and solutions for its customers through a diversified portfolio of well-recognized and widely trusted brands, including OXO, Hydro Flask, Osprey, Vicks, Braun, Honeywell, PUR, Hot Tools and Drybar. The Company sometimes refers to these brands as its Leadership Brands. All trademarks herein belong to Helen of Troy Limited (or its subsidiaries) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit http://investor.helenoftroy.com

Forward-Looking Statements

Certain written and oral statements made by the Company and subsidiaries of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made in this press release, in other filings with the SEC, and in certain other oral and written presentations. Generally, the words “anticipates”, “believes”, “expects”, “plans”, “may”, “will”, “might”, “would”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “currently”, “continue”, “intends”, “outlook”, “forecasts”, “targets”, “could”, and other similar words identify forward-looking statements. All statements that address operating results, events, or developments that the Company expects or anticipates may occur in the future, including statements related to sales, expenses, EPS results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon its current expectations and various assumptions. The Company believes there is a reasonable basis for these expectations and assumptions, but there can be no assurance that the Company will realize these expectations or that these assumptions will prove correct. Forward-looking statements speak only as of the date they are made and are subject to risks that could cause them to differ materially from actual results. Accordingly, the Company cautions readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2022, and in the Company's other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the occurrence of cyber incidents or failure by the Company or its third-party service providers to maintain cybersecurity and the integrity of confidential internal or customer data, a cybersecurity breach, obsolescence or interruptions in the operation of the Company’s central global Enterprise Resource Planning systems and other peripheral information systems, the geographic concentration and peak season capacity of certain United States (“U.S.”) distribution facilities which increase its risk to disruptions that could affect the Company’s ability to deliver products in a timely manner, the Company's ability to successfully manage the demand, supply, and operational challenges associated with the actual or perceived effects of COVID-19 and any similar future public health crisis, pandemic or epidemic, the Company’s ability to develop and introduce a continuing stream of innovative new products to meet changing consumer preferences, actions taken by large customers that may adversely affect the Company’s gross profit and operating results, the Company’s dependence on sales to several large customers and the risks associated with any loss of, or substantial decline in, sales to top customers, the Company’s dependence on third-party manufacturers, most of which are located in Asia, and any inability to obtain products from such manufacturers, the Company's ability to deliver products to its customers in a timely manner and according to their fulfillment standards, the risks associated with trade barriers, exchange controls, expropriations, and other risks associated with domestic and foreign operations including uncertainty and business interruptions resulting from political changes and actions in the U.S. and abroad, such as the current conflict between Russia and Ukraine, and volatility in the global credit and financial markets and economy, the Company's dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, including a future downturn from the effects of COVID-19 or macroeconomic conditions such as inflation, risks associated with the use of licensed trademarks from or to third parties, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, the Company’s reliance on its Chief Executive Officer and a limited number of other key senior officers to operate its business, expectations regarding recent acquisitions (including Curlsmith and Osprey) and any future acquisitions or divestitures, including the Company's ability to realize related synergies along with its ability to effectively integrate acquired businesses or disaggregate divested businesses, the risks of potential changes in laws and regulations, including environmental, employment and health and safety and tax laws, and the costs and complexities of compliance with such laws, the risks associated with increased focus and expectations on climate change and other environmental, social and governance matters, the risks associated with significant changes in or the Company's compliance with regulations, interpretations or product certification requirements, the risks associated with global legal developments regarding privacy and data security that could result in changes to its business practices, penalties, increased cost of operations, or otherwise harm the business, the Company's ability to continue to avoid classification as a Controlled Foreign Corporation, the risks associated with legislation enacted in Bermuda and Barbados in response to the European Union’s review of harmful tax competition, the risks associated with accounting for tax positions and the resolution of tax disputes, the risks of significant tariffs or other restrictions being placed on imports from China, Mexico or Vietnam or any retaliatory trade measures taken by China, Mexico or Vietnam, the risks associated with product recalls, product liability and other claims against the Company, and associated financial risks including but not limited to, significant impairment of the Company's goodwill, indefinite-lived and definite-lived intangible assets or other long-lived assets, increased costs of raw materials, energy and transportation, the risks to the Company's liquidity or cost of capital which may be materially adversely affected by constraints or changes in the capital and credit markets and limitations under its financing arrangements, risks associated with foreign currency exchange rate fluctuations, and projections of product demand, sales and net income, which are highly subjective in nature, and from which future sales and net income could vary in a material amount. The Company undertakes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Investor Contact:
Helen of Troy Limited
Anne Rakunas, Director, External Communications
(915) 225-4841

ICR, Inc.
Allison Malkin, Partner
(203) 682-8200

HELEN OF TROY LIMITED AND SUBSIDIARIES
Condensed Consolidated Statements of Income (2)
(Unaudited) (in thousands, except per share data)

	Three Months Ended May 31,
	2022		2021
Sales revenue, net	$508,078	100.0%	$541,223	100.0%
Cost of goods sold	296,907	58.4%	320,631	59.2%
Gross profit	211,171	41.6%	220,592	40.8%
Selling, general and administrative expense (“SG&A”)	177,230	34.9%	155,751	28.8%
Restructuring charges	2	—%	6	—%
Operating income	33,939	6.7%	64,835	12.0%
Non-operating income, net	67	—%	102	—%
Interest expense	4,373	0.9%	2,995	0.6%
Income before income tax	29,633	5.8%	61,942	11.4%
Income tax expense	5,038	1.0%	4,970	0.9%
Net income	$24,595	4.8%	$56,972	10.5%

Diluted earnings per share (“EPS”)	$1.02		$2.31

Weighted average shares of common stock used in computing diluted EPS	24,122		24,636

Condensed Consolidated Statements of Income and Reconciliation of Non-GAAP Financial Measures – Adjusted Operating Income, Adjusted Income and Adjusted Diluted EPS (2) (6)
(Unaudited) (in thousands, except per share data)

	Three Months Ended May 31, 2022
	As Reported (GAAP)		Adjustments		Adjusted (Non-GAAP)
Sales revenue, net	$508,078	100.0%	$—		$508,078	100.0%
Cost of goods sold	296,907	58.4%	(9,455)	(7)	287,452	56.6%
Gross profit	211,171	41.6%	9,455		220,626	43.4%
SG&A	177,230	34.9%	(2,189)	(7)	151,307	29.8%
			(2,754)	(8)
			(4,361)	(9)
			(16,619)	(10)
Restructuring charges	2	—%	(2)		—	—%
Operating income	33,939	6.7%	35,380		69,319	13.6%
Non-operating income, net	67	—%	—		67	—%
Interest expense	4,373	0.9%	—		4,373	0.9%
Income before income tax	29,633	5.8%	35,380		65,013	12.8%
Income tax expense	5,038	1.0%	1,751		6,789	1.3%
Net income	$24,595	4.8%	$33,629		$58,224	11.5%

Diluted EPS	$1.02		$1.39		$2.41

Weighted average shares of common stock used in computing diluted EPS	24,122				24,122

	Three Months Ended May 31, 2021
	As Reported (GAAP)		Adjustments		Adjusted (Non-GAAP)
Sales revenue, net	$541,223	100.0%	$—		$541,223	100.0%
Cost of goods sold	320,631	59.2%	(13,112)	(7)	307,519	56.8%
Gross profit	220,592	40.8%	13,112		233,704	43.2%
SG&A	155,751	28.8%	(2,983)	(9)	138,748	25.6%
			(14,020)	(10)
Restructuring charges	6	—%	(6)		—	—%
Operating income	64,835	12.0%	30,121		94,956	17.5%
Non-operating income, net	102	—%	—		102	—%
Interest expense	2,995	0.6%	—		2,995	0.6%
Income before income tax	61,942	11.4%	30,121		92,063	17.0%
Income tax expense	4,970	0.9%	1,264		6,234	1.2%
Net income	$56,972	10.5%	$28,857		$85,829	15.9%

Diluted EPS	$2.31		$1.17		$3.48

Weighted average shares of common stock used in computing diluted EPS	24,636				24,636

Consolidated and Segment Net Sales Revenue
(Unaudited) (in thousands)

	Three Months Ended May 31,
	Home & Outdoor	Health & Wellness	Beauty	Total
Fiscal 2022 sales revenue, net	$193,644	$204,096	$143,483	$541,223
Organic business (1)	(8,604)	(34,379)	(41,124)	(84,107)
Impact of foreign currency	(2,024)	(776)	(731)	(3,531)
Acquisition (2)	51,247	—	3,246	54,493
Change in sales revenue, net	40,619	(35,155)	(38,609)	(33,145)
Fiscal 2023 sales revenue, net	$234,263	$168,941	$104,874	$508,078

Total net sales revenue growth (decline)	21.0%	(17.2)%	(26.9)%	(6.1)%
Organic business	(4.4)%	(16.8)%	(28.7)%	(15.5)%
Impact of foreign currency	(1.0)%	(0.4)%	(0.5)%	(0.7)%
Acquisition	26.5%	—%	2.3%	10.1%

Leadership Brand and Other Net Sales Revenue (2)
(Unaudited) (in thousands)

	Three Months Ended May 31,
	2022	2021	$ Change	% Change
Leadership Brand sales revenue, net (4)	$435,158	$429,056	$6,102	1.4%
All other sales revenue, net	72,920	112,167	(39,247)	(35.0)%
Total sales revenue, net	$508,078	$541,223	$(33,145)	(6.1)%

Consolidated and Segment Net Sales from Core and Non-Core Business (3)
(Unaudited) (in thousands)

	Three Months Ended May 31,
	Home & Outdoor	Health & Wellness	Beauty	Total
Fiscal 2022 sales revenue, net	$193,644	$204,096	$143,483	$541,223
Core business	40,619	(35,155)	(18,490)	(13,026)
Non-Core business (Personal Care)	—	—	(20,119)	(20,119)
Change in sales revenue, net	40,619	(35,155)	(38,609)	(33,145)
Fiscal 2023 sales revenue, net	$234,263	$168,941	$104,874	$508,078

Total net sales revenue growth (decline)	21.0%	(17.2)%	(26.9)%	(6.1)%
Core business	21.0%	(17.2)%	(12.9)%	(2.4)%
Non-Core business (Personal Care)	—%	—%	(14.0)%	(3.7)%

Consolidated Net Sales by Geographic Region
(Unaudited) (in thousands)

	Three Months Ended May 31,
	2022		2021
U.S. sales revenue, net	$372,177	73.3%	$404,846	74.8%
International sales revenue, net	135,901	26.7%	136,377	25.2%
Total sales revenue, net	$508,078	100.0%	$541,223	100.0%

Reconciliation of Non-GAAP Financial Measures – GAAP Operating Income (Loss) and Operating Margin to Adjusted Operating Income and Adjusted Operating Margin (Non-GAAP) (6)
(Unaudited) (in thousands)

	Three Months Ended May 31, 2022
	Home & Outdoor (2)		Health & Wellness		Beauty (2)		Total
Operating income (loss), as reported (GAAP)	$29,793	12.7%	$(6,142)	(3.6)%	$10,288	9.8%	$33,939	6.7%
Acquisition-related expenses	78	—%	—	—%	2,676	2.6%	2,754	0.5%
EPA compliance costs	—	—%	11,644	6.9%	—	—%	11,644	2.3%
Restructuring charges	—	—%	—	—%	2	—%	2	—%
Subtotal	29,871	12.8%	5,502	3.3%	12,966	12.4%	48,339	9.5%
Amortization of intangible assets	1,746	0.7%	579	0.3%	2,036	1.9%	4,361	0.9%
Non-cash share-based compensation	5,998	2.6%	5,823	3.4%	4,798	4.6%	16,619	3.3%
Adjusted operating income (non-GAAP)	$37,615	16.1%	$11,904	7.0%	$19,800	18.9%	$69,319	13.6%

	Three Months Ended May 31, 2021
	Home & Outdoor		Health & Wellness		Beauty		Total
Operating income, as reported (GAAP)	$27,143	14.0%	$11,249	5.5%	$26,443	18.4%	$64,835	12.0%
EPA compliance costs	—	—%	13,112	6.4%	—	—%	13,112	2.4%
Restructuring charges	—	—%	—	—%	6	—%	6	—%
Subtotal	27,143	14.0%	24,361	11.9%	26,449	18.4%	77,953	14.4%
Amortization of intangible assets	518	0.3%	567	0.3%	1,898	1.3%	2,983	0.6%
Non-cash share-based compensation	5,551	2.9%	4,880	2.4%	3,589	2.5%	14,020	2.6%
Adjusted operating income (non-GAAP)	$33,212	17.2%	$29,808	14.6%	$31,936	22.3%	$94,956	17.5%

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA (6)
(Unaudited) (in thousands)

	Three Months Ended May 31, 2022
	Home & Outdoor (2)	Health & Wellness	Beauty (2)	Total
Operating income (loss), as reported (GAAP)	$29,793	$(6,142)	$10,288	$33,939
Depreciation and amortization	4,495	2,812	3,191	10,498
Non-operating income, net	—	—	67	67
EBITDA (non-GAAP)	34,288	(3,330)	13,546	44,504
Add: Acquisition-related expenses	78	—	2,676	2,754
EPA compliance costs	—	11,644	—	11,644
Restructuring charges	—	—	2	2
Non-cash share-based compensation	5,998	5,823	4,798	16,619
Adjusted EBITDA (non-GAAP)	$40,364	$14,137	$21,022	$75,523

	Three Months Ended May 31, 2021
	Home & Outdoor	Health & Wellness	Beauty	Total
Operating income, as reported (GAAP)	$27,143	$11,249	$26,443	$64,835
Depreciation and amortization	2,548	2,726	3,439	8,713
Non-operating income, net	—	—	102	102
EBITDA (non-GAAP)	29,691	13,975	29,984	73,650
Add: EPA compliance costs	—	13,112	—	13,112
Restructuring charges	—	—	6	6
Non-cash share-based compensation	5,551	4,880	3,589	14,020
Adjusted EBITDA (non-GAAP)	$35,242	$31,967	$33,579	$100,788

Reconciliation of Non-GAAP Financial Measures – GAAP Income and Diluted EPS to
Adjusted Income and Adjusted Diluted EPS (Non-GAAP) (6)
(Unaudited) (in thousands, except per share data)

	Three Months Ended May 31, 2022
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$29,633	$5,038	$24,595	$1.23	$0.21	$1.02
Acquisition-related expenses	2,754	2	2,752	0.11	—	0.11
EPA compliance costs	11,644	175	11,469	0.48	0.01	0.48
Restructuring charges	2	—	2	—	—	—
Subtotal	44,033	5,215	38,818	1.83	0.22	1.61
Amortization of intangible assets	4,361	490	3,871	0.18	0.02	0.16
Non-cash share-based compensation	16,619	1,084	15,535	0.69	0.04	0.64
Adjusted (non-GAAP)	$65,013	$6,789	$58,224	$2.70	$0.28	$2.41

Weighted average shares of common stock used in computing diluted EPS						24,122

	Three Months Ended May 31, 2021
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$61,942	$4,970	$56,972	$2.51	$0.20	$2.31
EPA compliance costs	13,112	197	12,915	0.53	0.01	0.52
Restructuring charges	6	—	6	—	—	—
Subtotal	75,060	5,167	69,893	3.05	0.21	2.84
Amortization of intangible assets	2,983	208	2,775	0.12	0.01	0.11
Non-cash share-based compensation	14,020	859	13,161	0.57	0.03	0.53
Adjusted (non-GAAP)	$92,063	$6,234	$85,829	$3.74	$0.25	$3.48

Weighted average shares of common stock used in computing diluted EPS						24,636

Reconciliation of Non-GAAP Financial Measures – GAAP Income and Diluted EPS to
Adjusted Income and Adjusted Diluted EPS (Non-GAAP) (6)
(Unaudited) (in thousands, except per share data)

	Three Months Ended May 31, 2020
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$53,369	$(6,917)	$60,286	$2.10	$(0.27)	$2.37
Restructuring charges	333	2	331	0.01	—	0.01
Tax reform	—	9,357	(9,357)	—	0.37	(0.37)
Subtotal	53,702	2,442	51,260	2.11	0.10	2.02
Amortization of intangible assets	4,474	241	4,233	0.18	0.01	0.17
Non-cash share-based compensation	9,291	606	8,685	0.37	0.02	0.34
Adjusted (non-GAAP)	$67,467	$3,289	$64,178	$2.66	$0.13	$2.53

Weighted average shares of common stock used in computing diluted EPS						25,397

	Three Months Ended May 31, 2019
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$44,031	$3,337	$40,694	$1.74	$0.13	$1.61
Restructuring charges	619	2	617	0.02	—	0.02
Subtotal	44,650	3,339	41,311	1.77	0.13	1.64
Amortization of intangible assets	3,876	121	3,755	0.15	—	0.15
Non-cash share-based compensation	7,604	576	7,028	0.30	0.02	0.28
Adjusted (non-GAAP)	$56,130	$4,036	$52,094	$2.22	$0.16	$2.06

Weighted average shares of common stock used in computing diluted EPS						25,245

Consolidated Core and Non-Core Net Sales and Reconciliation of Non-GAAP Financial
Measures – Core and Non-Core Adjusted Diluted EPS (Non-GAAP) (3) (6)
(Unaudited) (in thousands, except per share data)

	Three Months Ended May 31,
	2022	2021	$ Change	% Change
Sales revenue, net
Core	$508,078	$521,104	$(13,026)	(2.5)%
Non-Core	—	20,119	(20,119)	(100.0)%
Total	$508,078	$541,223	$(33,145)	(6.1)%

	Three Months Ended May 31,
	2022	2021	$ Change	% Change
Adjusted Diluted EPS (non-GAAP)
Core	$2.41	$3.31	$(0.90)	(27.2)%
Non-Core	—	0.17	(0.17)	(100.0)%
Total	$2.41	$3.48	$(1.07)	(30.7)%

	Three Months Ended May 31,
Core Business:	2022	2021
Diluted EPS, as reported	$1.02	$2.15
Acquisition-related expenses, net of tax	0.11	—
EPA compliance costs, net of tax	0.48	0.52
Restructuring charges, net of tax	—	—
Subtotal	1.61	2.67
Amortization of intangible assets, net of tax	0.16	0.11
Non-cash share-based compensation, net of tax	0.64	0.53
Adjusted Diluted EPS (non-GAAP)	$2.41	$3.31

	Three Months Ended May 31,
Non-Core Business:	2022	2021
Diluted EPS, as reported	$—	$0.16
Non-cash share-based compensation, net of tax	—	—
Adjusted Diluted EPS (non-GAAP)	$—	$0.17

Diluted EPS, as reported (GAAP)	$1.02	$2.31

Consolidated Core and Non-Core Net Sales and Reconciliation of Non-GAAP Financial
Measures – Core and Non-Core Adjusted Diluted EPS (Non-GAAP) (3) (6)
(Unaudited) (in thousands, except per share data)

	Three Months Ended May 31,
	2020	2019
Sales revenue, net
Core	$399,519	$353,576
Non-Core	21,316	22,759
Total	$420,835	$376,335

	Three Months Ended May 31,
	2020	2019
Adjusted Diluted EPS (non-GAAP)
Core	$2.43	$1.95
Non-Core	0.10	0.11
Total	$2.53	$2.06

	Three Months Ended May 31,
Core Business:	2020	2019
Diluted EPS, as reported	$2.27	$1.52
Restructuring charges, net of tax	0.01	0.02
Tax reform	(0.37)	—
Subtotal	1.92	1.55
Amortization of intangible assets, net of tax	0.17	0.13
Non-cash share-based compensation, net of tax	0.34	0.28
Adjusted Diluted EPS (non-GAAP)	$2.43	$1.95

	Three Months Ended May 31,
Non-Core Business:	2020	2019
Diluted EPS, as reported	$0.10	$0.09
Amortization of intangible assets, net of tax	—	0.02
Non-cash share-based compensation, net of tax	—	—
Adjusted Diluted EPS (non-GAAP)	$0.10	$0.11

Diluted EPS, as reported (GAAP)	$2.37	$1.61

Selected Consolidated Balance Sheet, Cash Flow and Liquidity Information
(Unaudited) (in thousands)

	May 31,
	2022	2021
Balance Sheet:
Cash and cash equivalents	$49,254	$37,368
Receivables, net	475,904	406,409
Inventory	613,625	540,129
Assets held for sale	—	48,646
Total assets, current	1,176,499	1,056,074
Total assets	3,144,254	2,348,092
Total liabilities, current	603,335	571,735
Total long-term liabilities	1,184,497	574,276
Total debt	1,105,569	510,974
Stockholders' equity	1,356,422	1,202,081
Liquidity:
Working capital	$573,164	$484,339

	Three Months Ended May 31,
	2022	2021
Accounts receivable turnover (days) (11)	67.6	63.5
Inventory turnover (times) (11)	2.1	3.0
Working capital	$573,164	$484,339
Current ratio	1.9:1	1.8:1
Ending debt to ending equity ratio	81.5%	42.5%
Return on average equity (11)	14.7%	20.3%

	Three Months Ended May 31,
	2022	2021
Cash Flow:
Depreciation and amortization	$10,498	$8,713
Net cash used by operating activities	(38,428)	(63,385)
Capital and intangible asset expenditures	76,202	4,006
Net debt proceeds	292,100	167,100
Payments for repurchases of common stock	18,224	110,074

Reconciliation of Non-GAAP Financial Measures – GAAP Net Cash (Used) Provided by Operating Activities to Free Cash Flow (Non-GAAP) (6)
(Unaudited) (in thousands)

	Three Months Ended May 31,
	2022	2021
Net cash (used) provided by operating activities (GAAP)	$(38,428)	$(63,385)
Less: Capital and intangible asset expenditures	(76,202)	(4,006)
Free cash flow (non-GAAP)	$(114,630)	$(67,391)

Updated Fiscal 2023 Outlook for Net Sales Revenue (3)
(Unaudited)
(in thousands)

Consolidated:	Fiscal 2022	Updated Outlook for Fiscal 2023
Net sales revenue	$2,223,355	$2,150,000	—	$2,200,000
Net sales revenue decline		(3.3)%	—	(1.0)%

Core Business:
Net sales revenue	$2,189,239	$2,150,000	—	$2,200,000
Net sales revenue (decline) growth		(1.8)%	—	0.5%

Reconciliation of Non-GAAP Financial Measures - Updated Fiscal 2023 Outlook for GAAP Diluted EPS to Adjusted Diluted EPS (Non-GAAP) (3) (6)  (Unaudited)

Consolidated & Core Business	Three Months Ended May 31, 2022	Outlook for the Balance of the Fiscal Year (Nine Months)			Updated Outlook Fiscal 2023
Diluted EPS, as reported (GAAP)	$1.02	$5.49	—	$6.09	$6.51	—	$7.11
Acquisition-related expenses, net of tax	0.11	—	—	—	0.11	—	0.11
EPA compliance costs, net of tax	0.48	0.43	—	0.37	0.91	—	0.85
Restructuring charges, net of tax	—	—	—	—	—	—	—
Subtotal	1.61	5.92	—	6.46	7.53	—	8.07
Amortization of intangible assets, net of tax	0.16	0.53	—	0.51	0.69	—	0.67
Non-cash share-based compensation, net of tax	0.64	0.99	—	0.97	1.63	—	1.61
Adjusted diluted EPS (non-GAAP)	$2.41	$7.44	—	$7.94	$9.85	—	$10.35

Reconciliation of Non-GAAP Financial Measures - Updated Fiscal 2023 Outlook for Effective Tax Rate (GAAP) to Adjusted Effective Tax Rate (Non-GAAP) (3) (6) (Unaudited)

Consolidated & Core Business	Three Months Ended May 31, 2022	Outlook for the Balance of the Fiscal Year (Nine Months)			Updated Outlook Fiscal 2023
Effective tax rate, as reported (GAAP)	17.0%	15.2%	—	16.4%	15.5%	—	16.5%
Acquisition-related expenses	(1.0)%	—%	—	—%	(0.2)%	—	(0.2)%
EPA compliance costs	(4.2)%	(0.9)%	—	(0.7)%	(1.5)%	—	(1.4)%
Restructuring charges	—%	—%	—	—%	—%	—	—%
Subtotal	11.8%	14.3%	—	15.7%	13.8%	—	14.9%
Amortization of intangible assets	(0.3)%	(0.4)%	—	(0.4)%	(0.4)%	—	(0.4)%
Non-cash share-based compensation	(1.1)%	(0.7)%	—	(0.8)%	(0.8)%	—	(0.9)%
Adjusted effective tax rate (non-GAAP)	10.4%	13.2%	—	14.5%	12.6%	—	13.6%

HELEN OF TROY LIMITED AND SUBSIDIARIES
Notes to Press Release
(1)Organic business refers to net sales revenue associated with product lines or brands after the first twelve months from the date the product line or brand is acquired, excluding the impact that foreign currency remeasurement had on reported net sales revenue. Net sales revenue from internally developed brands or product lines is considered Organic business activity.
(2)Fiscal 2023 includes a full quarter of operating results from Osprey, acquired on December 29, 2021 and approximately six weeks of operating results from Curlsmith, acquired on April 22, 2022.
(3)The Company defines Core business as strategic business that it expects to be an ongoing part of its operations, and Non-Core business as business or net assets (including net assets held for sale) that it expects to divest within a year of its designation as Non-Core.
(4)Leadership Brand net sales consists of revenue from the OXO, Hydro Flask, Osprey, Vicks, Braun, Honeywell, PUR, Hot Tools and Drybar brands.
(5)Online channel net sales revenue includes direct to consumer online net sales, net sales to retail customers fulfilling end-consumer online orders and net sales to pure-play online retailers.
(6)This press release contains non-GAAP financial measures. Adjusted Operating Income, Adjusted Operating Margin, Adjusted Effective Tax Rate, Core Adjusted Effective Tax Rate, Adjusted Income, Adjusted Diluted EPS, Core and Non-Core Adjusted Diluted EPS, EBITDA, Adjusted EBITDA, and Free Cash Flow ("Non-GAAP Financial Measures") that are discussed in the accompanying press release or in the preceding tables may be considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, the Company is providing the preceding tables that reconcile these measures to their corresponding GAAP-based measures. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these non-GAAP financial measures, in combination with the Company’s financial results calculated in accordance with GAAP, provide investors with additional perspective regarding the impact of certain charges and benefits on applicable income, margin and earnings per share measures. The Company also believes that these non-GAAP measures facilitate a more direct comparison of the Company’s performance with its competitors. The Company further believes that including the excluded charges and benefits would not accurately reflect the underlying performance of the Company’s operations for the period in which the charges and benefits are incurred, even though such charges and benefits may be incurred and reflected in the Company’s GAAP financial results in the near future. The material limitation associated with the use of the non-GAAP measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities. These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP information.
(7)Charges incurred in conjunction with EPA packaging compliance for certain products in the air filtration, water filtration and humidification categories within the Health & Wellness segment.
(8)Acquisition-related expenses associated with the definitive agreements to acquire Osprey and Curlsmith included in SG&A for the three-months ended May 31, 2022.
(9)Amortization of intangible assets.
(10)Non-cash share-based compensation.
(11) Accounts receivable turnover, inventory turnover and return on average equity computations use 12 month trailing net sales revenue, cost of goods sold or net income components as required by the particular measure. The current and four prior quarters' ending balances of trade accounts receivable, inventory and equity are used for the purposes of computing the average balance component as required by the particular measure.